                                                                   EXHIBIT 10.17

                              AGREEMENT AND RELEASE

         This is an Agreement and Release, dated the 2nd day of November, 2001 (the "Agreement"), made by and between Pegasystems Inc., a Massachusetts corporation ("Pega"), and Carreker Corporation, formerly Carreker-Antinori, Inc., a Delaware corporation ("Carreker") (Pega and Carreker may be individually referred to as a "Party" and collectively referred to as the "Parties").

         WHEREAS, Pega filed suit against Carreker, which action is currently pending in the Court of Chancery of the State of Delaware in and for New Castle County under Civil Action Number 19043 (the "Litigation"), alleging various causes of action relating to and arising from disputes concerning a Product Development, Distribution and Sublicensing Agreement dated May 5, 1999 and modified on June 27, 2000 and October 31, 2000 (the "Product Development Agreement"); and

         WHEREAS, Pega and Carreker seek to terminate the Product Development Agreement; and

         WHEREAS, Carreker initiated an arbitration before the American Arbitration Association in Dallas, Texas of disputes arising under the Product Development Agreement (the "Arbitration") (the Litigation and the Arbitration are collectively referred to as the "Legal Proceedings"); and

         WHEREAS, the claims and defenses, both legal and factual, advanced by Carreker and Pega in the Legal Proceedings are disputed. Nevertheless, the Parties wish to compromise and settle all matters raised by the Legal Proceedings between Carreker and Pega, for the sole purpose of avoiding the uncertainty and expense ofthe Legal Proceedings and,

         WHEREAS, both Parties desire to bring the Legal Proceedings to an end and to resolve all issues and monetary disputes;

         NOW THEREFORE, in consideration of the premises, the mutual covenants and obligations set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                            I.     SUPERSEDED AGREEMENT

         The Product Development Agreement is terminated on the Effective Date of this Agreement by both Parties.

         This Agreement shall supersede all prior agreements between the Parties relating to the subject matter hereof.

                                II.     DEFINITIONS

When used in this Agreement the capitalized terms listed in this section have the following meanings:

"Carreker" means Carreker Corporation and any majority-owned affiliates or subsidiaries of Carreker Corporation including but not limited to Carreker Check Solutions LLC.

"Effective Date" means the execution date of this Agreement.

"Pega" means Pegasystems Inc. and any majority-owned affiliates or subsidiaries of Pegasystems Inc.

"CheckFlow Product" is some or all combinations of the following: automated check research (Check All Items), photo retrieval (Check Retrieval) and adjustments solution (Adjust), together with a flexible workflow engine.

"Adjustments/Express" is a check adjustment product for banks. As errors are found during the check capture and posting processes, offsetting adjustments are created to both internal departments and downstream banks. Advice notices are also received from sending banks that have found errors in their capture and posting process. Adjustments/Express serves as a warehouse of these pending adjustment items and presents operators with the necessary information to resolve the adjustments and settle with the downstream or upstream banks, including the retrieval of check images requested by the operators who are assigned to resolve the adjustment item. The system makes the appropriate internal accounting entries and creates the appropriate correspondence to the banks and internal departments.

"All Transaction File (ATF)" is a database product that provides the banks' installed applications with information needed to assist in the resolution of adjustments, answer customer inquiries, and reconstruct lost or missing cash letters/bundles. In addition, ATF can provide information to other applications such as fraud, kiting or inbound returns. This database is created by interfaces from the check capture and the DDA (Demand Deposit Accounting) posting systems.

"Inbound Returns/Express" is an inbound return items product for banks. As inbound return items are received from other banks, the bank of first deposit (receiving bank) has the job of deciding the final disposition of that item and the proper manner of either charging back the item to the customer's account or re-presenting the item. The system keeps track of the inbound cash letters, gives the operator the customer specific information on how to handle the item, and creates files for downstream processing of the physical items. Inbound Returns/Express can retrieve check images to aid in the inbound return item processing function.

"Exceptions/Express" is an outbound return items product for banks. Charged with the task of deciding if an item should be paid or returned to the bank of first deposit, operators in the returns department are presented with the necessary data (including the retrieval of check images) on their workstation to process these returns in a timely and informed manner. The system also creates files for downstream processing to allow the return of the physical document when necessary.

                      III.    ASSIGNMENT OF CHECKFLOW PRODUCT

1. Except as necessary for Carreker to fulfill its obligations to KeyBank and US Bank, Carreker hereby assigns to Pega all rights, title and interest it may have in the CheckFlow Product jointly developed under the Product Development Agreement. Pega is free to market any and all Pega products or the CheckFlow Product without obligation to Carreker. Both Parties shall exercise reasonable best efforts to return all confidential information provided by the other Party including any intellectual property and any books, papers or records with respect to such CheckFlow Product, except for information needed solely for fulfilling such Party's obligations under this Agreement or as necessary for Carreker to fulfill its obligations to KeyBank and US Bank.

                                   IV. PAYMENT

2. In consideration of the following payments outlined herein in Paragraph 2 and Paragraph 3, Pega grants to Carreker a fully paid, non-exclusive, perpetual development license to the CheckFlow Product with no rights to sublicense such CheckFlow Product. This license is provided AS IS with no warranty, maintenance or service obligations from Pega. Carreker shall cause to be paid to Pega the total sum of THREE MILLION EIGHT HUNDRED AND FIFTY THOUSAND DOLLARS ($3,850,000.00) by wire transfer to the account number of Pegasystems Inc., which shall be provided to Carreker. Such payments shall be made in four quarterly installments consisting of $900,000.00 due within three business days of the Effective Date of this Agreement; $900,000.00 due on or before February 28, 2002; $900,000.00 due on or before May 31, 2002 and $1,150,000.00 due on or before August 31, 2002.

3. In addition to the foregoing, Carreker shall cause to be paid to Pega the sum of THREE HUNDRED SIXTY FIVE THOUSAND NINE HUNDRED AND TWENTY SIX DOLLARS ($365,926.00) in consideration of all outstanding Pega invoices. Such payment shall be delivered to Pega by wire transfer within three business days of the Effective Date of this Agreement to the account number of Pegasystems Inc., which shall be provided to Carreker.

The above payments shall be in full satisfaction of all the monies Carreker owes or shall be obligated to pay Pega related to claims against Carreker in connection with the Legal Proceedings or the Product Development Agreement, other than the royalty payments specifically set forth below.

                           V. RIGHT TO MARKET PRODUCTS

4. Except for the royalty obligations set forth below for Adjustments/Express, All Transaction File, Inbound Returns/Express and Exceptions/Express, Carreker is free to market all of its products without obligation to Pega.

                                   VI. ROYALTY

5. Carreker shall pay Pega a royalty based upon the percentage of the license and maintenance fees, net of existing third party royalty obligations as of the Effective Date of this Agreement as listed in Schedule A attached hereto, that Carreker collects from customers who license Adjustments/Express, All Transaction File, Exceptions/Express and Inbound Returns/Express, or any new releases or versions of such products or successor products, with royalty percentages as set forth in the following table. Successor products are any products introduced by Carreker subsequent to the date of this Agreement that are designed or otherwise intended to replace material functionality imbedded in the products subject to royalty obligations such that the successor product effectively eliminates or significantly reduces the market demand for those products subject to royalty obligations. Carreker agrees that any licenses of the above listed products are to be licensed at fair prices that will not transfer value between elements of a multi-element agreement with a customer and will not transfer value between the various products described herein so as to avoid paying royalties to Pega. For purposes of the above sentence, any pricing concessions Carreker is required to provide a customer in satisfaction of product or performance issues directly related to any product license that is not subject to Pega royalty obligations and for any concessions made to customers for claims related to the Legal Proceedings shall be considered a separate "element" of the contract in which such pricing concessions are made (i.e. - the value of the concession shall be added back to the contract value when computing royalty obligations due to Pega).

                                 -----------------------------------------------
                                                 All       Inbound
                                 Adjustments  Transaction  Returns/  Exceptions/
                                  /Express      File       Express     Express
                                 -----------------------------------------------
                                   Royalties as a Percentage of License Fees
     ---------------------------------------------------------------------------
      *                              *            *            *         *

     ---------------------------------------------------------------------------
     Lloyds (for Credit R&A)         *            *            *         *
     ---------------------------------------------------------------------------
     Certain Pega Customers          *            *            *         *
     as detailed on Schedule C
     ---------------------------------------------------------------------------
     Certain CANI Customers          *            *            *         *
     as detailed on Schedule D
     ---------------------------------------------------------------------------
     All other customers             *            *            *         *
     ---------------------------------------------------------------------------
                                   Royalties as a Percentage of Maintenance Fees
     ---------------------------------------------------------------------------
     Maintenance earned on
     customers signed from           *            *            *         *
     3/20/01 through 10/31/06
     ---------------------------------------------------------------------------

     No royalties shall be due on Carreker's eRM product or any other current or future products, including Research/Express, other than as expressly provided for in this Agreement.

     [* - confidential information filed separately with the SEC]

6. Royalties for applicable license and maintenance fees collected by Carreker between March 20, 2001 and the Effective Date of this Agreement shall be paid to Pegasystems Inc. by December 1, 2001

7. The foregoing royalties apply only to product licenses, including amendments, granted during the period from March 20, 2001 through October 31, 2006. Royalties, net of any adjustments for cancellations or terminations, shall be paid prior to the end of the month following the month such license or maintenance fees are collected by Carreker and shall be accompanied by a royalty statement. Any applicable maintenance fee collected for a period that begins prior to October 31, 2006 but that expires subsequent to October 31, 2006 shall be prorated for purposes of computing royalties due. The Parties further agree that Pega shall not receive any royalties for product licenses for Adjustments/Express or All Transaction File granted to First Union Bank, PNC Bank, Banc One

Services, or Global Processing Services (Bank Development Partners) or for any licenses granted prior to March 20, 2001 which are listed in Schedule B attached hereto.

8. The foregoing royalties shall not be subject to offset against the advance paid by Carreker pursuant to the June 27, 2000 modification to the Product Development Agreement, but shall instead be paid in full as set forth above.

9. During the period Carreker is obligated to pay royalties hereunder and for a period of 6 months thereafter, Pega, at its option, twice during the initial year, through a mutually agreeable third party representative, shall have the right to examine and audit, at Pega's sole expense and during Carreker's normal business hours, all of Carreker's books and records which may reasonably pertain to Carreker's royalty obligations under this Agreement at Carreker's place of business as set forth in the notice paragraph to this Agreement or as otherwise designated by Carreker. In years 2-5 the audit frequency will be reduced to once per year unless material discrepancies are found in the preceding audit. During such audits Carreker will use reasonable best efforts to make their external auditors available to answer questions directly related to Pega's audit upon Pega's request. Any such audit shall be limited to no more than the immediately preceding 24 month period and shall not include any periods previously audited.

                              VII. MUTUAL RELEASES

10. Release of All Claims by Pega. Except for the obligations under this Agreement, in consideration for the payment, covenants and obligations referred to above, release set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pega hereby releases and forever discharges Carreker and its insurers, agents, officers, directors, employees, trustees, shareholders, administrators, partners, attorneys, successors, predecessors, parent companies, affiliates, subsidiaries, representatives and assigns, including without limitation Carreker Check Solutions LLC (the "Carreker Released Parties"), from any and all demands, claims and causes of action of whatever kind or nature (whether constitutional, statutory, common-law, administrative, equitable or otherwise), whether presently known or unknown, that Pega has, may have or believes it may have, in any way related to the Product Development Agreement, the business relationship between the Parties, or arising out of the facts and claims asserted or that could have been asserted in the Legal Proceedings.

11. Release of All Claims by Carreker. Except for the obligations under this Agreement, in consideration for the payment, covenants and obligations referred to above, release set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Carreker hereby releases and forever discharges Pega and its insurers, agents, officers, directors, employees, trustees, shareholders, administrators, partners, attorneys, successors, predecessors, parent companies, affiliates, subsidiaries, representatives and assigns (the "Pega Released Parties"), from any and all demands, claims and causes of action of whatever kind or nature (whether constitutional, statutory, common-law, administrative, equitable or otherwise), whether presently known or unknown, that Carreker has, may have or believes it may have, in any way related to the Product Development Agreement, the business relationship between the Parties, or arising out of the facts and claims asserted or that could have been asserted in the Legal Proceedings.

                      VIII. DISMISSAL OF LEGAL PROCEEDINGS

12. Upon Pega's receipt of the initial payment of $900,000 due pursuant to Paragraph 2 and $365,926 due pursuant to Paragraph 3 of this Agreement, Pega shall apply to the court with a request that the preliminary injunction entered in the Litigation be vacated and that the Litigation be dismissed with prejudice.

13. Upon Pega's application to the court with a request that the preliminary injunction be vacated, Carreker shall promptly withdraw its Demand for Arbitration and file whatever papers are necessary to insure the dismissal of the Arbitration with prejudice.

14. Each Party shall bear its own costs, attorney's fees and any other expenses related to the Product Development Agreement or the Legal Proceedings.

              IX. POST TERMINATION RIGHTS AND SURVIVAL PROVISIONS

15. Notwithstanding any provisions of the Product Development Agreement, all post termination rights as set forth in Paragraph 14.3 of the Product Development Agreement are hereby terminated.

         Furthermore, notwithstanding the termination of the Product Development Agreement, the following is the only provision which shall survive termination of such agreement:

         . Section 9 - Confidential Information

                              X. RIGHT TO PAYMENTS

16. Carreker shall have the right to receive all license fees and other payments from any of its customers for Products sold under the Product Development Agreement or for any Carreker products. Notwithstanding the above, nothing in this paragraph is intended to relieve Carreker of its royalty obligations under
Section VI of this Agreement.

                             XI. FUTURE DEVELOPMENT

17. Carreker will consider, but will not be obligated to pursue, opportunities for jointly developed products using a PegaRules platform under mutually agreeable terms and conditions.

            XII. RESOLUTION OF CUSTOMER DISPUTES AND INDEMNIFICATION

18. Carreker shall be responsible for resolving any claims of KeyBank or US Bank related to Carreker's sale or license of any Product as defined under the Product Development Agreement. Further, Carreker shall indemnify, defend and hold harmless Pega and its successors and assigns from and against any and all claims made or threatened by KeyBank or US Bank for losses, expenses, damages, costs and liabilities (including reasonable attorneys' fees and expenses) arising from KeyBank's or US Bank's license or use of any such Product. Further, Carreker shall not be obligated to make any future royalty payments for Adjustments/Express or All Transaction File should either of these banks license either of these products.

In addition Carreker shall indemnify, defend and hold harmless Pega and its successors and assigns from and against any and all claims made or threatened by a third party licensee of Adjustments/Express, All Transaction File, Inbound Returns Express, and Exceptions Express arising from such third party's license or use of Adjustments Express, All Transaction File, Inbound Returns Express, or Exceptions Express or that may arise solely due to the royalty obligations of Carreker to Pega.

                              XIII. MISCELLANEOUS

19. Inurement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective predecessors, successors and assigns.

20. Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any and all prior agreements, arrangements or understandings, whether oral or written, between the Parties hereto relating to the subject matter contained herein. No prior or contemporaneous statements, promises, or inducements exist. This Agreement may not be orally amended or terminated.

21. No Admission of Liability. The Parties agree that this Agreement is entered into in connection with the compromise, resolution and settlement of the Legal Proceedings referenced herein and that such compromise, resolution and settlement shall not be taken as an admission of liability by any Party, but rather, such liability is expressly denied; nor shall this Agreement be admissible in any proceeding or cause of action as an admission of liability against the Parties.

22. No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and the Parties specifically identified herein. Except as set forth herein, this Agreement is not intended to benefit any third parties.

23. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (EXCLUSIVE OF CONFLICTS OF LAW PRINCIPLES). THE PARTIES CONSENT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY FOR ALL CLAIMS OR DISPUTES ARISING OUT OF THIS AGREEMENT.

24. Non-solicitation. For a period ending one year from the Effective Date of this Agreement, neither Party shall, without the written consent of the other Party, directly or indirectly, solicit for employment or hire any employee of the other Party or otherwise induce any such employee to terminate his or her employment with such Party.

25. Severability and Reformation. The Parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Further, the illegal, invalid, or unenforceable provision shall be limited so that it will remain in effect to the fullest extent permitted by law.

26. Headings. The descriptive headings of the Sections and Paragraphs hereof are inserted for convenience only and do not constitute a part of this Agreement.

27. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument. Each Party shall receive a duplicate original of the counterpart copy or copies executed by it and the other Party.

28. No Assignment of Claims. The Parties expressly warrant that no claims, demands, controversies, actions, causes of action, liabilities, damages, injuries, losses, or other rights released or waived herein are owned by any other person, entity or third party or have been previously conveyed, assigned, or transferred by the Parties in any manner, whether in whole or in part, to any person, entity, or third party. The Parties expressly represent that they are competent to release and/or waive the claims each has released and/or waived herein.

29. Warranty of Authority. The individuals signing this Agreement execute it on behalf of the respective Parties, and represent and warrant that said individual is authorized to enter into and execute this Agreement on behalf of such Party.

30. Representations and Warranties With Respect to Schedules A and B. Carreker represents and warrants that the attached list in Schedule A of third party royalty obligations is a complete list for such obligations as of the Effective Date of this Agreement.

Carreker represents and warrants that the attached list in Schedule B is a complete list of all licenses of Adjustments/Express, All Transaction File, Inbound Returns/Express, and Exceptions/Express granted prior to March 20, 2001.

31. Advice of Counsel. Each Party acknowledges and agrees that it has given mature and careful thought to this Agreement and that it has been given the opportunity to review this Agreement independently with legal counsel. Each Party represents and warrants that it entered into and executed this Agreement of its own choice and free will and in accordance with its own judgment.

32. Adequate Opportunity to Review. EACH PARTY HEREBY FURTHER REPRESENTS AND WARRANTS THAT IT HAS READ AND HAD EXPLAINED TO IT ALL PROVISIONS OF THIS AGREEMENT AND THAT IT HAS HAD A SUFFICIENT OPPORTUNITY TO DISCUSS THOROUGHLY THIS AGREEMENT WITH COUNSEL PRIOR TO SIGNING BELOW.

33. No Reliance. FURTHER, IN SIGNING THIS AGREEMENT, NO PARTY HAS RELIED ON OR BEEN INDUCED TO EXECUTE THIS AGREEMENT BY ANY STATEMENTS, REPRESENTATIONS, AGREEMENTS OR PROMISES, ORAL OR WRITTEN, MADE BY ANY OTHER PARTY, THEIR AGENTS, EMPLOYEES, SERVANTS OR ATTORNEYS, OR ANYONE ELSE, OTHER THAN THE STATEMENTS EXPRESSLY WRITTEN IN THIS AGREEMENT.

34. Notice. All notices, certifications and other required communications hereunder (a "Notice") shall be in writing and shall be given to the receiving
Party: (i) by hand delivery; (ii) by sending such Notice by U.S. first class, certified mail, postage prepaid, return receipt requested; or (iii) by overnight courier service, charges prepaid, to the receiving Party's address set forth below or such other address as the receiving Party may modify from time to time by giving notice as provided in this section. A Notice shall become effective on the earlier of receipt or: (i) five (5) days after deposit in the United States mail if such notice is properly addressed as set forth below and sent as provided above; (ii) one (1) business day after deposit with a courier service if such Notice is properly addressed as set forth below and sent as provided above.

To Pega:

Pegasystems Inc.
101 Main Street
Cambridge, Massachusetts  02142
Attention:  Vice President and General Counsel

To Carreker:

Carreker Corporation
4055 Valley View Lane
Suite 1000
Dallas, Texas  75244
Attention: General Counsel

35. Non-Disparagement. At no time will either Party defame the other with respect to this Agreement or the business relationship between the Parties.

36. Product Demonstration. Within thirty (30) days from the execution date of this Agreement, Carreker shall provide a demonstration of Adjustments/Express and All Transaction File at a time and place to be mutually agreed between the Parties.

37. Confidentiality. Except in a confidential communication with such Party's attorneys, such Party's accountants, or its officers, directors, and affiliates, or as otherwise required by applicable law or by a court of competent jurisdiction, no Party hereto nor any of such Party's agents (including such Party's attorneys) will at any time publish, disseminate, or communicate to any third Party, directly or indirectly, any information relating to the terms and conditions of this Agreement (including but not limited to any payments to be made pursuant to this Agreement), except that any Party hereto may communicate that the Legal Proceedings have been settled and the Parties have reached agreement on terms allowing the Parties to develop, market, license, advertise, lease, sell, install or implement any products previously enjoined.

38. Press Releases. After execution of this Agreement, Pega and Carreker shall agree in writing to coordinate with and approve the other Parties Press Release with respect to the Agreement prior to the publishing thereof.

     IN WITNESS WHEREOF, Pega and Carreker have executed this Agreement as of the date first written above.

CARREKER CORPORATION                     PEGASYSTEMS INC.



By: /s/ Michael D. Hansen                By: /s/ Joseph J. Friscia
   ----------------------------------       ------------------------------------
     Michael D. Hansen                       Joseph J. Friscia
     Executive Vice President                Executive Vice President
                                             Sales and Service

                                   SCHEDULE A

                         THIRD PARTY ROYALTY OBLIGATIONS

..    [* - confidential information filed separately with the SEC] of the license fees for Adjustments/Express and All Transaction File, expiring two years after the date these products are declared "Generally Available" is payable to First Union Bank, PNC Bank, BancOne Services and Global Processing Services.

..    [* - confidential information filed separately with the SEC] of the license fees for Adjustments/Express and All Transaction File, expiring five years after the date these products are declared "Generally Available" is payable to Walters Consulting

                                   SCHEDULE B

                          PRODUCT LICENSES ENTERED INTO
                                       BY
                 CHECK SOLUTIONS COMPANY PRIOR TO MARCH 20, 2001

Adjustments/Express

    *
    *
    *
    *
All Transaction File (ATF)

    *
    *
    *
Exceptions/Express

    *
    *
    *
    *
    *
    *
Inbound Returns/Express

    *
    *
    *

[* - confidential information filed separately with the SEC]

                                  SCHEDULE C *

The following list represent Pega customers who have licensed Pega Exception Management Application-specific Components (as defined in the Product Development Agreement) on or before May 5, 1999.

[* - confidential information filed separately with the SEC]



















* Both Parties agree that no additional customers may be added to this Schedule. However, in the event that either Party discovers a customer was included in the list in error, the Parties shall mutually agree in writing to remove such customer and make appropriate adjustments for any prior royalties paid or due under this Agreement.

                                   SCHEDULE D

The following list represents Carreker customers who have licensed CANI Exception Management Application-specific Components (as defined in the Product Development Agreement) on or before May 5, 1999.

US Bank - MN

*



[* - confidential information filed separately with the SEC]


















* Both Parties agree that no additional customers may be added to this Schedule. However, in the even that either Party discovers a customer was included in the list in error, the Parties shall mutually agree in writing to remove such customer and make appropriate adjustments for any prior royalties paid or due under this Agreement.